Exhibit 23.1



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-114483) and related Prospectus of TOR Minerals International, Inc. dated June 15, 2004 for the registration of 3,376,316 shares of its common stock and to the incorporation by reference therein of our report dated February 3, 2004, with respect to the consolidated financial statements of TOR Minerals International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


/s/ Ernst & Young, LLP
San Antonio, Texas
June 9, 2004